UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 9, 2006

ZANN CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-28519	76-0510754
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1549 N. Leroy St., Suite D-200,
Fenton, MI 48430
(Address of principal executive offices, including zip code)

(810) 714-2978
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 9, 2006, the Company entered into an employment agreement with Robert Simpson, the Company’s chief executive officer. The employment agreement is effective as of October 1, 2005 and provides for an annual base salary of U.S. $125,000 which is subject to annual review and may be adjusted by the board of directors, a cash bonus representing back wages in the amount of U.S. $302,000 to be paid upon execution and a grant of 20,000 shares of Convertible Preferred Series A Stock which shall be immediately vested.

Under the employment agreement, in the event Mr. Simpson’s employment is terminated by the Company for any cause other than gross negligence or refusal to carry out legitimate orders from the board of directors, Mr. Simpson will receive one year’s compensation at his then current rate. In the event that Mr. Simpson is terminated for cause, he will receive regularly scheduled salary payments for four months from the date of termination. If Mr. Simpson voluntarily resigns he shall relinquish one-half of all unexercised options and one-half of all shares issued under this employment agreement.

On March 6, 2006, the board of directors of Zann Corp. approved the form of indemnification agreement to be entered into between the Company and each of the Company’s current and future officers and directors. The agreement provides for customary indemnification by the Company of officers and directors of the Company in certain events. Each of the current officers and directors of the Company entered into such indemnification agreement.

Copies of the employment agreement and the indemnification agreement are filed herewith as Exhibits 10.1 and 10.2 respectively and are incorporated herein by reference.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective March 6, 2006, Robert Simpson resigned from his positions as President and Chief Executive Officer of the Company. Mr. Simpson will retain his position as a member of the board of directors of the Company. The Employment Agreement between Mr. Simpson and the Company effective October 1, 2005 and provided herewith as Exhibit 10.1 will remain in full force and effect.

On March 6, 2006, David N. Weiker Sr. was elected to the board of directors of the Company by the board of directors. In addition, Mr. Weiker Sr. was appointed by the board of directors as Chief Executive Officer, Treasurer and Chairman of the board of directors of the Company. Mr. Weiker Sr. will devote substantial business time, attention and energies in those capacities. Mr. Weiker Sr. is 53 years old. Mr. Weiker Sr. is currently serving as Chief Executive Officer and Chairman of Platinum Properties of Central Florida Inc. From February, 2001 through March, 2002 Mr. Weiker Sr. was a director and manager of Lando Realty Corp. Mr. Weiker Sr. will be entering into a standard form of proprietary information agreement.

On March 6, 2006, John J. Laskos was appointed as President of the Company by the board of directors. Mr. Laskos will devote substantial business time, attention and energies in those capacities. Mr. Laskos is 54 years old. Mr. Laskos currently serves as President of Platinum Properties of Central Florida, Inc. Prior to joining Platinum Properties from November, 2000 to July, 2004, Mr. Laskos served as Project Director for The Berkley Corporation, a resort development corporation. Mr. Laskos will be entering into a standard form of proprietary information agreement.

On March 6, 2006, David N. Weiker II was appointed as Chief Operating Officer of the Company by the board of directors. Mr. Weiker II will devote substantial business time, attention and energies in those capacities. Mr. Weiker II is 28 years old. Mr. Weiker II currently serves as Chief Operations Officer of Platinum Properties of Central Florida, Inc. Prior to joining Platinum Properties, Mr. Weiker II held a position in sales and marketing for Lando Realty Corp. Mr. Weiker II will be entering into a standard form of proprietary information agreement.

Effective as of March 6, 2006, James Marx shall serve as a director of Zann Corp. Mr. Marx currently serves as the Chief Financial Officer of Platinum Properties of Central Florida, Inc. Prior to joining Platinum Properties in 2004, Mr. Marx served as a sales manager for The Berkley Corporation, a resort development corporation.

Effective as of March 6, 2006, Thomas Fogarty shall serve as a director of Zann Corp. Prior to joining Zann Corp., Mr. Fogarty from 1990 to 2004 served in various management capacities for organizations in the resort industry.

Effective as of March 6, 2006, Dan Lambdin shall serve as a director of Zann Corp. Prior to joining Zann Corp., Mr. Lambdin was an independent project manager contracting with Ashland Homes for 280 homes between 2001 and 2006. Responsibilities included producing budgets, estimating costs and on-site management. Prior to 2001, Mr. Lambdin spent 15 year with several real estate developers serving in a general management capacity.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description

10.1	Robert Simpson Employment Agreement.
10.2	Form of Indemnification Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZANN CORP.

		By:	/S/ George Betts
George Betts
Chief Financial Officer

Date:	March 10, 2006